EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ESCO Technologies Inc.:

We consent to the use in this registration statement on Form S-8 of ESCO Technologies Inc. of our report dated November 29, 2012, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, incorporated herein by reference.

/s/ KPMG LLP

St. Louis, Missouri

February 8, 2013